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                                                                   EXHIBIT 10.55

                                    NORDSTROM

                      DIRECTORS DEFERRED COMPENSATION PLAN

                               (2002 RESTATEMENT)

            CONSOLIDATES ALL PLAN PROVISIONS APPROVED BY THE COMPANY
                            INCLUDING THE FOLLOWING:

                        JANUARY 1, 2000 RESTATEMENT; AND
                                AMENDMENT 2001-1

                         LANE POWELL SPEARS LUBERSKY LLP
                       601 S.W. SECOND AVENUE, SUITE 2100
                             PORTLAND, OREGON 97204
                            TELEPHONE: (503) 778-2100
                            FACSIMILE: (503) 778-2200

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                                    ARTICLE I

                        TITLE, PURPOSE AND EFFECTIVE DATE

                  1.01 Title. This plan shall be known as the Nordstrom Directors Deferred Compensation Plan, and any reference in this instrument to the "Plan" shall include the plan as described herein and as amended from time to time.

                  1.02 Purpose. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for members of the Board of Nordstrom, Inc., a Washington corporation, and its affiliates ("Company"), within the meaning of Sections 201(2), 301(a)(3) and 401(a)(4) of the Employee Retirement Income Security Act of 1974 ("ERISA").

                  1.03 Effective Date. The Plan was originally effective as of January 1, 1994. In order to provide for Company contributions and to otherwise clarify certain Plan provisions, the Company adopts this Restatement of the Plan, effective January 1, 2003.

                                   ARTICLE II

                                   ELIGIBILITY

                  2.01 Participation. A Board member becomes a "Participant" in the Plan when he or she elects to defer a portion of his or her director's fees pursuant to the terms of the Plan and Article III or when the Company awards Units to the Board member pursuant to the terms of the Plan and Article
IV. A Board member remains a Participant as long as he or she has a Bookkeeping Account balance that has not yet been entirely distributed.

                  2.02 Time of Eligibility. A Board member shall be eligible to participate in the Plan upon the earlier of: (i) January 1 of the year following the year in which he or she became a Board member; or (ii) the first day of the second month following the date he or she became a Board member. A Board Member shall be eligible to receive an award of Units following adoption of a resolution by the Committee awarding the Units and execution of a Participation Agreement by the Board member and the Company. Subject to the provisions of the Plan, all Board members will be eligible to defer compensation and receive benefits at the time and in the manner provided hereunder.

                                   ARTICLE III

                            DEFERRAL OF COMPENSATION

                  3.01 Deferral Elections. Upon becoming eligible to be a Participant under Section 2.01, and for any Plan Year thereafter, a Board member must complete, sign and return a Deferral Agreement to the Company's Corporate Employee Benefits & Compensation

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Department ("Corporate Employee Benefits & Compensation") on or before the applicable Election Date.

                  a. Deferral Agreement. As used in this instrument, the term "Deferral Agreement" means the written form prescribed by the Committee, and developed in conjunction with Corporate Employee Benefits & Compensation, and which indicates the portion of Participant's director's fees he or she elects to defer for any Plan Year, and applies only with respect to fees to be earned in periods after the date of such election. In the case of an initial Deferral Agreement only, such agreement shall also indicate directions with respect to distribution options and in-service withdrawals. No Deferral Agreement shall be effective until approved by the Company.

                  b. Election Date. The "Election Date" is the date by which a Participant must submit a valid Deferral Agreement to the Company, determined as follows:

                           i.Plan Year Open Enrollment. Except as provided in
                  Section 3.01.b.ii, the applicable Election Date for any given Plan Year is the date preceding the Board Member's performing any services relating to Board Membership for such year as the Company may determine, provided that the Election Date for any given Plan Year must be a date prior to the first meeting of the Company's Board of Directors within the Plan Year.

                           ii.Election Date for Gains from Options, Stock
                  Appreciation Rights and Stock Units. The applicable Election Date for gains from Options, Stock Appreciation Rights or Stock Units granted under the Nordstrom Inc. 2002 Nonemployee Director Stock Incentive Plan ("Incentive Plan") exercised in any given Plan Year is June 30 of the preceding Plan Year.

                           iii.New Participants. The applicable Election Date
                  for any person who becomes a Board member during the Plan Year is thirty (30) days after first becoming a Board member.

                                                      c.Eligible Compensation.
         For purposes of this Plan, the following items of a Participant's remuneration shall be considered "Eligible Compensation":

                                                      i.Cash Fees. The

                  Participant's cash director's fees;


                                                      ii.Options. The
                  Participant's gain (in the form of cash or stock units) from the exercise of Incentive Plan Options;

                                                      iii.Stock Appreciation
                  Rights. The Participant's Stock Appreciation Rights ("SAR") granted under the Incentive Plan;


                                                      iv.Restricted Shares. The
                  Participant's Restricted Shares granted under the Incentive Plan; and

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                                                      v.Stock Units. The
                  Participant's Stock Units granted under the Incentive Plan.


                  3.02 Amount of Deferral. A Participant may, for any Plan Year, irrevocably elect to have the following amounts of Eligible Compensation deferred and credited to the Participant's Bookkeeping Account in accordance with the terms and conditions of the Plan:

                  a. Cash Fees. All or a portion of the Participant's cash director's fees for such Plan Year;

                  b. Options. All or a portion of the Participant's gain from the exercise in such Plan Year of Incentive Plan Options;

                  c. Stock Appreciation Rights. All or a portion of the Participant's proceeds from the exercise in such Plan Year of Incentive Plan SAR;

                  d. Restricted Stock. All or a portion of the Participant's Restricted Stock granted under the Incentive Plan for such Plan Year; and

                  e. Stock Units. All or a portion of the Participant's settlement in such Plan Year of Incentive Plan Stock Units.

         3.03 Minimum Deferral. Each Participant must agree to defer a minimum of five thousand dollars ($5,000) per Plan Year; provided, however, that this minimum need not be met if director's fees actually paid is insufficient to yield such minimum deferral in accordance with the Participant's Deferral Election.

                  3.04 Requirement for Deferral Agreement. A Participant who has not timely submitted a valid Deferral Agreement may not defer any Eligible Compensation for the applicable Plan Year under the Plan.

                  3.05 Applicability of Deferral Agreement. A Deferral Agreement remains in effect for the Plan Year to which it applies. A Participant must file a new Deferral Agreement for each Plan Year. The terms of any Deferral Agreement may, but need not be, similar to the terms of any prior Agreement.

                                   ARTICLE IV

                     APPRECIATION UNIT AWARDS AND VALUATION

                  4.01 Participation. The Committee shall designate members of the Board who, in the judgment of the Committee, perform services of special importance on behalf of the Board or of the Company and should be entitled to an award of Appreciation Units under this Plan.

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Each Board member so designated must execute a Participation Agreement in the form and manner prescribed by the Committee as a condition to receiving an award of Appreciation Units.

                  4.02 Award of Units. After execution of a Participation Agreement, the Company shall award Appreciation Units to designated Participants on such terms and conditions as the Committee deems appropriate. Such Units shall be immediately fully vested.

                  4.03 Nature of Units. Each Appreciation Unit represents the Company's agreement to pay to the Participant as deferred compensation an amount based on changes in the value of one share of common stock of the Company, determined under section 4.05. Appreciation Units represent a contractual right to receive deferred compensation, and the Participant holding such right shall be a general, unsecured creditor of the Company. Appreciation Units are intended to reflect changes in the value of actual shares of common stock of the Company, but they are not common stock of the Company, are not transferable or assignable, shall not give the Participant any right to purchase actual shares of Company stock, and shall not confer on the Participant any of the ownership rights associated with shares of common stock of the Company.

                  4.04 Conversion. Upon the occurrence of a distribution event under Article VII, or at any time upon the election of a Participant, some or all of the Appreciation Units shall be converted into a dollar amount, which represents the difference in value of shares of Company common stock from the date the Appreciation Units are awarded to the date the Units are converted. The value of the converted Units shall be determined under section 4.05, shall be credited to the Participant's Bookkeeping Account, and shall be deemed invested in accordance with the Participant's deemed investments under section 5.03. Unless a distribution event has occurred under Article VII, the fact that a Participant elects to convert one or more Appreciation Units to a cash value does not create the right to receive a distribution or payment of any kind from this Plan.

                  4.05 Valuation. Upon the Participant's election to convert some or all of the Appreciation Units or upon occurrence of a distribution event described in Article VII, the value of the Units shall be determined as follows:

                  a. First, the base value of the Units shall be determined by multiplying the number of Units awarded by the closing price of Company common stock on the New York Stock Exchange on the date that the Units are awarded.

                  b. Second, the adjusted value of the Units shall be determined by multiplying the number of converted Units by the closing price of Company common stock on the New York Stock Exchange on the date that the Units are converted.

                  c. Third, the dollar amount under a. shall be subtracted from the dollar amount in b., and the difference shall be credited to the Participant's Bookkeeping Account. In the event that the difference results in a number less than zero, the converted Units shall be cancelled without any liability or obligation to pay on the part of the Company or the Participant.
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                  4.05     Participation Agreement. As used in this Plan, the
term "Participation Agreement" means the written form prescribed by the Committee that specifies the number of Appreciation Units awarded to a member of the Board. The Participation Agreement may include such terms and conditions applicable to the award and conversion of the Appreciation Units as the Committee may deem reasonable and necessary to achieve the objectives of this Plan. In addition, the Participation Agreement with respect to each separate award of Appreciation Units shall specify the Participant's elections for distributions of the value of the Units, and the elections can be modified only as provided in Article VII. The Participation Agreement must be executed prior to an actual award of Appreciation Units, and shall not be effective until approved and accepted by the Company.

                                    ARTICLE V

                        BOOKKEEPING ACCOUNT AND CREDITING

5.01 Bookkeeping Account. A "Bookkeeping Account" is the account established on the books of the Company as a record of each Participant's Plan balance. A Bookkeeping Account may, at the discretion of the Committee, include one or more sub-accounts to reflect amounts credited to a Participant under the various terms of the Plan. As of the effective date of this Restatement, the Committee has established the following three sub-accounts:

                  a. Deemed Investment Sub-Account: A Deemed Investment sub-account, expressed as a dollar amount, reflecting the Participant's account balance resulting from the following:

                           i.       Deferred cash director's fees;

                           ii. Cash paid as the result of the exercise or settlement of Options, SAR, or Stock Units under the Incentive Plan deferred pursuant to Article III; Appreciation Units pursuant to Article IV; or dividends issued in the form of cash under the Incentive Plan and

                           iii. The Participant's deemed investment of such amounts under Section 5.03.

                  b. Company Shares Sub-Account. A Company Shares sub-account, expressed in Units (denominated in units of shares of the Company's Common Stock) reflecting the number of Common Shares in the Company in which the Participant is vested resulting from Company Common Shares paid following the exercise or settlement of Options, SAR, or Stock Units under the Incentive Plan deferred pursuant to
         Article III; Incentive Plan Restricted Shares deferred pursuant to
         Article III or dividends issued in the form of stock units under the Incentive Plan.

                  c. Appreciation Units Sub-Account. An Appreciation Units sub-account reflecting the number of Appreciation Units in the Company. The balance in such sub-

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         account shall be expressed in Units (denominated in units of shares of the Company's Common Stock).

                  5.02 Time of Crediting Accounts. Amounts deferred by a Participant under the Plan shall be credited to the Participant's Bookkeeping Account as soon as administratively practicable after the date deferred amounts would otherwise have been received (or beneficially received in the case of Company contributions) by the Participant. Subject to 5.04(c)(ii) regarding the underwriting of the Plan's investment vehicles, Earnings shall be credited to a Participant's Bookkeeping Account on the date determined by the Company, but no later than the month following the month in which deferrals and Company contributions were credited to the Bookkeeping Account in accordance with the preceding sentence. Earnings are based on the performance of the investment options selected by Participants in accordance with Section 5.03.

                  5.03 Participant Deemed Investments. Subject to Section 5.03(b), each Participant may, from time to time, select from the various indices provided by the Committee (under Section 5.04(b)) in which his or her Bookkeeping Account will be deemed invested; provided, however, that the Committee is under no obligation to acquire or provide any of the investments designated by the Participant.

                  a. Deemed Investment Sub-Account Valuation. A Participant's Deemed Investment Sub-Account shall be credited or debited on a monthly basis with additional amounts equal to the appreciation (or loss) such accounts would have experienced had they actually been invested in the specified fund indices as the relevant times. This crediting and debiting will take into account the date that a Participant's Bookkeeping Account transactions (such as deferrals, contributions, distributions and transfers among funds) are actually reflected by the Plan's record-keeping system.

                  b. Company Shares and Appreciation Units Sub-Account Valuation. The number of Units in a Participant's Company Shares and Appreciation Units Sub-Accounts shall be appropriately adjusted periodically to reflect any dividend (if applicable), split, split-up or any combination or exchange, however accomplished, with respect to the shares of the Company's Common Stock represented by such Units.

                  5.04 Investments by the Company. In order to provide funds to satisfy its obligations under the Plan, the Company may, but shall not be required to, keep cash or invest and reinvest in mutual funds, stocks, bonds securities or any other assets as may be reasonably selected by the Committee in its discretion. Such investments may, but need not, follow the investment indices chosen by the Participants.

                  a. Investment Advice. In the exercise of the foregoing investment powers, the Committee may engage investment counsel and, if the Committee so desires, may delegate to such counsel full or limited authority to select the assets in which the funds are to be invested. Such investment counsel may be an Officer and Employee of the Company.

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                  b.       Choice of Investment Indices. The Committee, or its
         investment counsel, may specify one or more investment funds to serve as indices for the investment performance of amounts credited under the Bookkeeping Accounts. The Committee has the authority to expand or limit the type or number of fund indices and to prescribe, in conjunction with the Company, the frequency with which Participants may change their deemed investment elections.

                  c. Insurance. In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Participant to allow the Company to recover the cost of providing the benefits hereunder, neither the Participant, Participant's Beneficiary, nor any other person shall have or acquire any rights whatsoever in such policy or policies or in the proceeds therefrom. If the Company elects to purchase a life insurance or annuity policy on the life of the participant:

                  i. The Participant shall, as a condition to continued participation, sign any papers and undergo any medical examinations or tests that may be necessary or required for such purpose; and

                           ii. Notwithstanding the Participant's election or direction or any provision in the Plan to the contrary, the Participant's Bookkeeping Account will be deemed invested in a money market fund or instrument or other liquid asset selected by the Committee or its delegate, pending the underwriting and delivery of such policy or annuity.

                  5.05 Limited Effect of Allocation. The fact that any allocation shall be made and credited to a Bookkeeping Account shall not vest in a Participant any right, title or interest in or to any assets of the Company, or in any right to payment, except at the time(s) and upon the conditions elsewhere set forth in the Plan.

                  5.06 Report of Account. A Participant shall be provided information regarding Participant's Bookkeeping Account balance within a reasonable time after requesting such information from Corporate Employee Benefits & Compensation. The Company shall furnish each Participant statements on a periodic basis, no less frequently than annually, as soon as administratively practicable after the allocations for the end of the Plan Year have been completed. The Company may, in its discretion, provide Participants with account balance statements more frequently than provided in the preceding sentence.

                                   ARTICLE VI

                          RIGHTS OF PARTICIPANT IN PLAN

                  6.01 Ownership Rights in Bookkeeping Account. Subject to the restrictions provided in this Article, each Participant shall at all times have a vested right to the value of the Participant's Bookkeeping Account.

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                  6.02     Rights in Plan are Unfunded and Unsecured. The
Company's obligation under the Plan shall in every case be an unfunded and unsecured promise to pay. A Participant's right to Plan distributions shall be no greater than those of general, unsecured creditors of the Company. The Company may establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits hereunder; however, the Company shall not be obligated under any circumstances to fund its financial obligations under the Plan. Any assets which the Company may acquire or set aside to defray its financial liabilities shall be general assets of the Company, and such assets, as well as any assets set aside in a grantor trust, shall be subject to the claims of its general creditors.

                  6.03 No Transfer of Interest in Plan Allowed. Except as permitted by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under the Plan shall be valid or recognized by the Company. Neither the Participant, Participant's spouse or a designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance of any of the benefits payable hereunder. Said benefits shall not be subject to seizure for the payment of any debts, judgments, alimony, maintenance owed by the Participant or a Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. Notwithstanding the foregoing, the Company may, if the Committee so determines in its sole discretion, follow the terms of any court order issued in connection with any domestic relations proceeding including but not limited to marital dissolution or child support.

                  6.04 Plan Binding upon Parties. The Plan shall be binding upon the Company, its assigns, and any successor company that acquires substantially all of its assets and business through merger, acquisition or consolidation; and upon all Participants and any Participant's Beneficiaries, assigns, heirs, executors and administrators.

                                   ARTICLE VII

                                  DISTRIBUTIONS

                  7.01 Retirement. A Participant's "Retirement" shall mean the Participant's "early retirement," if applicable, or if not applicable, the later of the Participant's 60th birthday or the date on which the Participant ceases to be a Board member. "Early retirement" shall mean the date on which the Participant ceases to be a Board member if the Participant is at least fifty
(50) but less than sixty (60) years of age on such date and has been a Board member for at least ten (10) years. For this purpose, years served as a Board member are measured in consecutive full years (i.e., 12 months), based on service from the date Participant began serving as a Board member.

                  7.02 In-Service Distributions. While a Participant is a Board member, the Participant may receive Plan distributions as provided in this
Section 7.02.

                  a. Hardship Distributions. At the request of a Participant before his or her service with the Company terminates, or at the request of any of the Participant's

         Beneficiaries after the Participant's death, the Committee may, in its sole discretion, pay all or part of the value of the Participant's Bookkeeping Account in the event of an unforeseen financial emergency beyond the requesting party's control. Such hardship distributions may be allowed only as follows:

                           i. Financial Emergency. In this context, an "unforeseen financial emergency" is defined as (1) a severe financial hardship, (2) the loss of a Participant's or Beneficiary's property due to casualty, or (3) other similar extraordinary, unforeseeable and unforeseen circumstances arising as a result of events beyond the control of the requesting party.

                           ii. Amount. The amount of an accelerated distribution shall be limited to an amount necessary to relieve such emergency.

                  b. Scheduled Distributions. Prior to Retirement, a Participant may elect, in his or her initial Deferral Agreement or the Participation Agreement for each award of Units, to receive a specified percentage of Participant's Bookkeeping Account in one or more annual installments commencing not earlier than his sixth (6th) year of participation, whether or not the Participant is a Board member; provided that such designation may be canceled or the distribution extended to a later date as long as such cancellation or extension is made at least one year prior to the beginning of the Plan Year in which such distribution would otherwise commence.

                  c. In-Service Distributions - With Penalty. A Participant may, before Retirement, request to withdraw the balance of the Participant's Bookkeeping Account prior to the time such balance is otherwise due and payable under the Plan and for reasons other than those described in the Hardship or Scheduled Distributions under Sections 7.02(a) and (b). In such a case, no partial withdrawals of that balance shall be allowed. The Participant shall make this request by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. Any such withdrawal request granted by the Committee or its delegate shall be subject to a penalty equal to ten percent (10%) of the portion of the Participant's Bookkeeping Account balance determined immediately prior to such withdrawal that is not otherwise due and payable. The Company shall distribute the balance of the Participant's Bookkeeping Account, reduced by the penalty amount, as soon as administratively practicable after the Participant's request. Once such distribution is made, the Participant shall cease to be eligible for the Plan for the remainder of the Plan Year of the distribution and for the next following Plan Year.

                  7.03 Distribution Following Termination. If a Participant ceases to act or is terminated as a Board member prior to Retirement, that Participant shall receive the value of that Participant's Bookkeeping Account in a single payment as soon as administratively practicable after such event, or, if the Participant requests and the Committee in its sole discretion consents, in three substantially equal annual installments.

                  7.04 Retirement Distributions. Upon Retirement, a Participant may receive Plan distributions as provided in this Section 7.04.

                  a. Distribution Options. Distribution of a Participant's Bookkeeping Account balance shall be made as soon as administratively practicable after a Participant's Retirement, and according to the distribution options specified on the Participant's initial Deferral Agreement or the Participation Agreement for the Units to which the distribution relates. Bookkeeping Accounts subject to installment payment shall continue to be valued as provided in Section 4.03. A Participant may modify any distribution format election at any time prior to the date that is three years before his Retirement by submitting to the Committee a new Deferral Agreement or Participation Agreement. The distribution options available to a Participant are: (i) Lump sum payment; or (ii) Five (5), ten (10) or fifteen (15) year installment payments.

                  b. Early Withdrawal. A Participant not receiving a Lump Sum Payment may, at or after Retirement, elect to withdraw the balance of the Participant's Bookkeeping Account prior to the time such balance is otherwise due and payable under the Plan. No partial withdrawals of that balance shall be allowed. The Participant shall make this request by giving the Committee advance written notice in a form determined from time to time by the Committee. Any such withdrawal approved by the Committee shall be subject to a penalty equal to fifteen percent (15%) of the portion of the Participant's Bookkeeping Account balance determined immediately prior to such withdrawal that is not otherwise due and payable. The Company shall distribute the balance of the Participant's Bookkeeping Account, reduced by the penalty amount, as soon as administratively practicable following the Participant's request. Once such distribution is made, the Participant shall cease to participate in the Plan and shall not be eligible to participate in the Plan in the future.

                  7.05 Cash and Stock Distributions. Distributions of a Participant's Deemed Investment Sub-Account shall be made in cash only. Distributions of a Participant's Common Shares Sub-Account shall be made in Common Stock of the Company. Distributions of a Participant's Restricted Shares Sub-Account shall be made in Restricted Shares of the Company.

                  7.06 Distributions Following Change of Control. If the Committee determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the company would not be deductible by the Company solely by reason of the limitation under Code section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of the distribution.

                  a. Continued Crediting of Interest. Any amounts deferred pursuant to this limitation shall continue to be credited with interest or earnings pursuant to the terms hereof. The amounts so deferred and interest thereon shall be distributed to the Participant or his Beneficiary (in the event of a death benefit required hereunder) at the earliest possible date, as determined by the Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Code section 162(m), or if earlier, the effective date of a Change in Control.

                  b. "Change in Control" Defined. The term "Change in Control" means the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company's assets.

                                  ARTICLE VIII

                                 DEATH BENEFITS

                  8.01 Designation of Beneficiary. A Participant shall designate a Beneficiary to receive death benefits under the Plan by completing the beneficiary designation form specified by the Committee. A Participant shall have the right to change the Beneficiary by submitting to Corporate Employee Benefits & Compensation a form designating the Participant's change of Beneficiary. No beneficiary designation or change of beneficiary shall be effective until executed by the Company.

                  a. Deemed Beneficiary. If no designation has been made, or if the Beneficiary has predeceased the Participant, then the Participant will be deemed to have designated the following as his or her surviving beneficiaries and contingent beneficiaries with priority in the order named below:

                           (i)first, to his widow or her widower, as the case
                  may be;

                           (ii)next, to his or her children, in equal shares;

                           (iii)next, to his or her parents, in equal shares;

                           (iv)next, to his or her brothers and sisters, in
                  equal shares; or

                           (v) next, to his or her estate.

                  b.Surviving Beneficiary. For purposes of determining the appropriate named or deemed beneficiary or contingent beneficiary, an individual is considered to survive the Participant if that individual is alive seven (7) days after the date of the Participant's death.

                  8.02 Determination of Account Balance at Death. The remaining value of Participant's Bookkeeping Account shall be determined as of the date of the Participant's death and shall cease earning interest under
Section 5.03(a). The amounts in such Account shall be invested in a separate interest-bearing account and earn interest under such account.

                  8.03 Distribution of Bookkeeping Account Balance at Death. Upon a Participant's death, the value of Participant's Bookkeeping Account shall be distributed as follows:

                  a. Death Prior to Retirement. If a Participant dies before Retirement, the Participant's Beneficiary shall receive the balance of the Participant's Bookkeeping Account. Additionally, if the Participant's death is not attributable to suicide committed within two years of becoming a Participant, such Beneficiary shall receive an amount equal to twice the Participant's actual deferrals under Section
         3.02 (exclusive of any earnings thereon). This 8.03.a. pre-retirement death benefit shall be paid in three substantially equal annual cash payments of principal plus interest credited under the interest bearing account.

                  b. Death After Retirement. If a Participant dies after Retirement, the Participant's Beneficiary shall receive the Participant's remaining Account Balance in a manner consistent with the Participant's distribution election under Section 7.04 together with interest credited under the interest bearing account.

                  8.04 Determination of Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to direct the Company to withhold such payments until the matter is finally adjudicated. However, as provided in Section 12.08, any payment made by the Company, in good faith and in accordance with the Plan and the directions of the Committee shall fully discharge the Company, the Board and the Committee from all further obligations with respect to that payment.

                  8.05 Payments to Minor or Incapacitated Beneficiaries. In distributing property hereunder to or for the benefit of any minor or incapacitated Beneficiary, the Committee, in its sole and absolute discretion, may direct the Company to make such distribution to a legal or natural guardian of such Beneficiary, or to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by such guardian or other adult shall be a complete discharge of liability to the Company, the Board, and the Committee. Neither the Board, the Committee, nor the Company shall have any responsibility to see to the proper application of any payments so made.

                  8.06 Acceleration of Death Benefits. Anything in this Article to the contrary notwithstanding, the Committee may, in its sole and absolute discretion, accelerate any death benefit payments hereunder.

                  8.07 Effect of Divorce. If a Participant and his or her named beneficiary are or become married and thereafter their marriage is dissolved by entry of a decree of dissolution or other court order having the effect of dissolving the marriage, then any such pre-divorce beneficiary designation shall be deemed automatically revoked as to such beneficiary spouse as of the date of such dissolution unless the death benefit rights of such former spouse are subsequently reaffirmed by a qualified domestic relations order or the Participant's subsequent written designation.

                                   ARTICLE IX

                           ADMINISTRATION OF THE PLAN

                  9.01 Plan Sponsor and Administrator. The Company is the "Plan Sponsor," and its address is: Nordstrom, Inc., P.O. Box 1270, Seattle, Washington 98111-1270. The Committee is the "Plan Administrator." The Company's Vice President of Human Resources and Corporate Employee Benefits & Compensation have been selected to assist the Committee in its day to day responsibilities with respect to the Plan. The Committee is the named fiduciary charged with responsibility for administering the Plan. The Committee, with the advice of the Company, will make such rules and computations and will take such other actions to administer the Plan as the Committee may deem appropriate.

                  9.02 Authority of Committee. As Plan Administrator, the Committee has the sole and exclusive discretion, authority and responsibility to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all claims for benefits and to determine all issues relating to eligibility for benefits. All actions taken by the Committee as Plan Administrator, or its delegate, will be conclusive and binding on all person having any interest under the Plan, subject only to the provisions of Article X. All findings, decisions and determinations of any kind made by the Committee or its delegate shall not be disturbed unless the Committee has acted in an arbitrary and capricious manner.

                  9.03 Exercise of Authority. All resolutions or other actions taken by the Committee shall be either: (a) by vote of a majority of those present at a meeting at which a majority of the members are present; or
(b) in writing by a majority of all the members at the time in office if they act without a meeting.

                  9.04 Delegation of Authority. The Committee may delegate all or part of its responsibilities, authority and discretion under the Plan to other persons. The duties of the Committee under the Plan will be carried out in its name by the officers, directors and employees of the Company. Any such delegation shall carry with it the full discretion and authority vested in the Committee under Section 9.02. As of the effective date of the Restated Plan, the

Committee has delegated the day-to-day administration of the Plan to Corporate Employee Benefits & Compensation, under the direction of the Vice President of Human Resources.

                  9.05 Reliance on Opinions. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, including legal counsel for the Company.

                  9.06 Information. The Company shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, the date and circumstances of the termination of employment or death of a Participant and such other pertinent information as the Committee may reasonably require.

                  9.07 Indemnification. The Company shall indemnify and hold harmless each Committee or Board member, and each Company Employee, performing services or acting in any capacity with respect to the Plan, from and against any and all expenses and liabilities arising in connection with services performed in regard to this Plan. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such individual may be entitled as a matter of law or other agreement.

                                    ARTICLE X

                                CLAIMS PROCEDURE

                  10.01 Submittal of Claim. Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or any person claiming through the Participant ("Claiming Party"), shall make a written request for benefits under this Plan, mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or its delegate.

                  10.02 Denial of Claim. If a claim for payment of benefits is denied in full or in part, the Committee or its delegate shall provide a written notice to the Claiming Party within ninety (90) days setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Committee or its delegate does not take any action within the aforesaid ninety (90) day period).

                  10.03 Review of Denied Claim. If the Claiming Party desires Committee review of a denied claim, the Claiming Party shall notify the Committee or its delegate in writing within sixty (60) days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other pertinent documents, may submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.

                  10.04 Decision upon Review of Denied Claim. The decision on the review of the denied claim shall be rendered by the Committee within sixty
(60) days after receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based.

                                   ARTICLE XI

                            AMENDMENT AND TERMINATION

                  The Board of Directors may amend or terminate the Plan at any time. Such amendment or termination may modify or eliminate any benefit hereunder, provided that no such amendment or termination shall in any way reduce the vested portion of the affected Participants' or Beneficiaries' Bookkeeping Accounts. In addition, the Committee has the authority on behalf of the Board, to review, finalize, approve and adopt amendments to the Plan, other than amendments relating to benefit amounts and Plan eligibility.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  12.01 No Employment Contract. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and any Board member. Nothing in this Plan shall be deemed to give any Board member the right to be retained in the service of the Company or to interfere with any right of the Company to discipline or discharge the Board member at any time.

                  12.02 Employee Cooperation. A Board member will cooperate with the company by furnishing any and all information reasonably requested by the Company and take such other actions as may be requested to facilitate Plan administration and the payment of benefits hereunder.

                  12.03 Illegality and Invalidity. If any provision of this Plan is found illegal or invalid, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had not been included herein.

                  12.04 Required Notice. Any notice which shall be or may be given under the Plan or a Deferral Agreement or Participation Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company c/o Corporate Employee Benefits & Compensation Department; at 1321 Second Avenue, Seattle Washington 98101. If notice is to be given to a Participant, such notice shall be addressed to the last known address on the Company's Human Resources records. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

                  12.05 Interest of Participant's Spouse. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

                  12.06 Tax Liabilities from Plan. If all or any portion of a Participant's benefit under this Plan generates a state or federal income tax liability to the Participant prior to receipt, that Participant may petition the Committee for a distribution of funds sufficient to meet such liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to that Participant's federal, state and local tax liability associated with such taxation, which liability shall be measured by using that Participant's then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. This distribution shall include an additional amount to "gross up" the tax liability distribution to include all applicable taxes on the tax liability distribution and the grossed up amount. If the petition is granted, the tax liability distribution (including gross-up) shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under Articles VII and VIII hereof.

                  12.07 Benefits Nonexclusive. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to the Participant under any other plan or program for employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

                  12.08 Discharge of Company Obligation. The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Company, the Board, and the Committee from all further obligations under this Plan with respect to a Participant, and that Participant's Deferral Agreement and Participation Agreement shall terminate upon such full payment of benefits.

                  12.09 Costs of Enforcement. If any action at law or in equity is necessary by the Committee or the Company to enforce the terms of the Plan, the Committee or the Company shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

                  12.10 Gender and Case. Unless the context clearly indicates otherwise, masculine pronouns shall include the feminine and singular words shall include the plural and vice versa.

                  12.11 Titles and Headings. Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.

                  12.12 Applicable Law. To the extent not preempted by Federal law, the Plan shall be governed by the laws of the State of Washington.

                  12.13 Counterparts. This instrument and any Deferral Agreement may be executed in one or more counterparts, each of which is legally binding and enforceable.

                  12.14    Definitions:

         a.       "Board" means the board of directors of Nordstrom, Inc.

         b.       "Code" means the Internal Revenue Code of 1986, as amended.

         c. "Committee" means the Compensation and Stock Option Committee of the Board.

         d.       The "Plan Year" means the calendar year.

                  IN WITNESS WHEREOF, this instrument setting forth the terms and conditions of this amendment and restatement to the NORDSTROM DIRECTORS DEFERRED COMPENSATION PLAN (2002 Restatement) is executed this 26th day of November, 2002, effective January 1, 2003, except as otherwise provided herein.

                                                NORDSTROM, INC.

                                                By: /s/ Delena Sunday
                                                    ----------------------------
                                                 Title: EVP Human Resources &
                                                        Diversity Affairs

ATTEST:

By: /s/ Leslie R. Thornton
    ------------------------------------------
Title: DVP Compensation & Leadership Benefits